Exhibit 99.1
Diamond Foods Reports Strong Fiscal 2007 Fourth Quarter and Fiscal Year Results
•	Net sales and Non-GAAP EPS above upper end of guidance range:
o	North American Retail sales increased 19% for quarter; 21% for the fiscal year;

o	Snack sales increased 58% for quarter; 95% for the fiscal year to $80 million;

o	Total sales increased 5% for the quarter; 10% for the fiscal year to $523 million;

o	Non-GAAP EPS of $0.05 for the quarter; $0.56 for the fiscal year.
•	Increases quarterly dividend by 50%

•	Announces fiscal 2008 full-year and first quarter guidance

•	Investor conference call today at 1.30 p.m. Pacific Time
STOCKTON, Calif., September 20, 2007 – Diamond Foods, Inc. (Nasdaq: DMND), a leading branded food company specializing in processing, marketing and distributing culinary and snack products, today reported financial results for its fiscal 2007 fourth quarter and full-year.
Net sales grew 5% to $112.4 million for the three months ended July 31, 2007, compared to $107.2 million for the three months ended July 31, 2006. GAAP diluted earnings per share (EPS) was $0.05 compared to $0.21 for the prior year’s comparable period. Non-GAAP EPS for the quarter was $0.05.
For the twelve months ended July 31, 2007, net sales grew 10% to $522.6 million compared to $477.2 million for the prior year’s comparable period. GAAP EPS was $0.53 compared to $0.47 for the prior year’s comparable period. Non-GAAP EPS was $0.56 compared to $0.46 for the prior year comparable period.
Non-GAAP EPS excludes a one time charge to cost of sales in fiscal 2006 resulting from Diamond’s conversion from a cooperative to a public company, restructuring and certain other costs, certain discrete tax items and amounts related to the termination of Diamond’s defined benefit plan. Further details are provided below under the heading “About Diamond’s Non-GAAP Financial Measures.”
“We finished the year with a lot of momentum, and are well-positioned for a great year in fiscal 2008,” said Michael J. Mendes, President and CEO. “Strong retail sales growth, led by snack and culinary products, and continued efforts to right-size our non-retail business resulted in non-GAAP EPS of $0.56 for the full-year, compared to our guidance of $0.50 to $0.55. This achievement was particularly notable as we were able to accomplish it while investing significantly in the future growth of our brands. As a result of our confidence in our ability to meet our long-term objectives, we are pleased to announce a 50 percent increase in our quarterly dividend.”

Recent Financial and Corporate Development Highlights
•	Exceeded sales and EPS targets. North American retail sales growth of 21% exceeded the initial target of 15% and non-GAAP EPS of $0.56 exceeded the guidance of $0.50 to $0.55;

•	Sales for each of the North American Retail product lines exceeded the prior 12-month period: culinary grew 9%, snack grew 95% and in-shell grew 4%;

•	Diamond’s share of the snack nut market accelerated to 5.1% in U.S. food stores for the 12-weeks ended August 12, 2007, with Emerald growing over 18 times faster than the category during the period. Emerald’s share of tree nuts grew to 6.6% during this period. Across all channels, snack sales for the quarter increased 58% to a record $26.3 million, driven by gains in both food and non-food channels;

•	Completed integration of Harmony operations and launched new Emerald-Harmony product line as a unique produce section snack offering;

•	Completed termination of administrative pension plan, which will save approximately $1 million per year in operating costs;

•	Increased quarterly dividend to $0.045 per share.
Fiscal 2008 Outlook and Long-Term Goals
Diamond expects strong North American Retail sales growth in fiscal year 2008 as a result of continued distribution and share gains by its snack products and faster than category growth for its culinary products. The Company further expects that this growth will be partially offset by continued efforts to reduce sales of non-retail products.
•	Snack sales growth of between 50% and 65%;

•	North American Retail sales growth of at least 19%;

•	Total sales of between $530 million and $550 million, which includes an estimated reduction in non-retail sales of 25% to 35% as the Company focuses on margin improvement;

•	Gross margin improvement of approximately 100 basis points resulting from a mix of higher-margin retail business and cost savings initiatives;

•	Advertising expenditures of between $20 million and $22 million;

•	Earnings before interest, income taxes, equity compensation and depreciation and amortization (EBITDA) of $35.9 million to $38.5 million;

•	GAAP and non-GAAP EPS in the range of $0.80 to $0.90, including the after-tax effects of stock-based compensation of $0.25 to $0.27 per share.
This outlook reflects an effective tax rate for the year, excluding any discrete items, of approximately 38% of pretax income.
For the three months ending October 31, 2007 Diamond expects the following:
•	Net sales of between $170 million and $180 million;

•	GAAP and non-GAAP EPS of between $0.42 to $0.48.

Diamond’s longer term goals include the following:
•	Average total sales growth of 6% to 8% and North American retail sales growth of 14% to 18% per year through 2011;

•	Total snack sales of $200 million to $250 million for fiscal year 2011;

•	Gross margin and operating margin of 20% and 10%, respectively, by fiscal year 2011;

•	Average EPS growth of 40% to 50% through 2011;

•	Average EBITDA growth of approximately 30% through 2011.
Financial Results
Net sales by product line were:

	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands)	2007	2006	2007	2006

Culinary	$37,353	$35,996	$207,015	$189,391

Snack	26,328	16,633	79,642	40,743

In-shell	374	1,142	46,460	44,745

Total North American Retail	64,055	53,771	333,117	274,879

North American Ingredient	19,104	23,203	73,822	84,475

International	28,714	29,860	112,830	114,781

Other	562	356	2,816	3,070

Total	$112,435	$107,190	$522,585	$477,205

Gross margin as a percentage of net sales was 14.8% and 14.5% for the three months ended July 31, 2007 and 2006, respectively. Gross margin as a percentage of net sales was 15.0% and 14.3% for the twelve months ended July 31, 2007 and 2006, respectively. (Data for the twelve months ended July 31, 2006 is presented on a non-GAAP basis, as discussed below.)
Selling, general and administrative expense for the three months ended July 31, 2007 was $10.2 million compared to $10.7 million for the comparable prior year period, and includes $2.0 million and $1.2 million of stock based compensation, respectively. Selling, general and administrative expense as a percentage of net sales was 9.1% in the quarter, compared to 10.0% in the same quarter last year. Selling, general and administrative expense for the twelve months ended July 31, 2007 was $42.5 million compared to $37.0 million for the comparable prior year period, and includes $5.9 million and $4.0 million of stock based compensation, respectively. Selling, general and administrative expense as a percentage of net sales was 8.1% for the twelve months ended July 31, 2007 compared to 7.8% for the same period last year. The increase in selling, general and administrative expense for the twelve month period ended July 31, 2007 is primarily related to additional sales and marketing costs and non-cash stock based compensation expense.

Advertising expense for the three months ended July 31, 2007 was $4.8 million compared to $1.7 million for the comparable prior year period. Advertising expense for the twelve months ended July 31, 2007 was $20.4 million compared to $18.0 million for the comparable prior year period.
Restructuring and other costs were $0.3 million for the three months ended July 31, 2007 and $0 million for the twelve months ended July 31, 2007. These amounts principally related to 1) costs of closing Diamond’s Lemont, Illinois facility and consolidation of operations in the Fishers, Indiana facility, 2) contract termination costs and certain professional service fees and 3) a gain on the sale of the Lemont facility.
For the twelve months ended July 31, 2007, the Company recorded a net charge for the termination of its defined benefit administrative pension plan of $3.1 million. The charge is substantially all non-cash.
Net interest and other expenses for the three and twelve months ended July 31, 2007 were $0.2 million and $1.4 million, compared to $0.1 million and $0.6 million for the prior year’s comparable periods.
As of July 31, 2007, Diamond had $33.8 million in cash and cash equivalents, $20 million in long-term debt, and 15.8 million common shares issued and outstanding. EBITDA, excluding the loss on termination of a defined benefit plan and restructuring and other costs, for the year ended July 31, 2007 was approximately $29.1 million compared to $22.7 million in 2006.
Conference Call
Diamond will host an investor conference call and web cast today, September 20, 2007 at 1:30 p.m. Pacific Time to discuss fiscal fourth quarter 2007 results and outlook for fiscal 2008. The dial-in number for the conference call is 877-243-0333 for U.S./Canada participants and 706-634-1263 for international participants. The conference ID is 150-75540.
A taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion, and will remain available through September 27, 2007 at midnight Eastern Time, and can be accessed by dialing 800-642-1687 for U.S./Canada callers and 706-645-9291 for international callers, with the conference ID above. To access the live web cast of the call, visit the Diamond Foods website at http://www.diamondfoods.com/ and select “Investor Relations”. An archived web cast will also be available at http://www.diamondfoods.com/ under “Investor Relations”.

Financial Statements
Diamond’s financial results for the three and twelve months ended July 31, 2007 and 2006 were as follows:

	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands, except per share amounts)	2007	2006	2007	2006

Net sales	$112,435	$107,190	$522,585	$477,205

Cost of sales	95,782	91,603	443,945	409,039
Cost of sales-NRV amount	—	—	—	2,770

Total cost of sales	95,782	91,603	443,945	411,809

Gross margin	16,653	15,587	78,640	65,396
Operating expenses:
Selling, general and administrative	10,214	10,690	42,541	37,046
Advertising	4,818	1,691	20,445	17,977
Restructuring and other costs, net	307	3,442	(15)	3,442
Loss on termination of defined benefit plan	1,414	—	3,054	—

Total operating expenses	16,753	15,823	66,025	58,465

Income (loss) from operations	(100)	(236)	12,615	6,931
Interest expense, net	222	84	1,291	295
Other (income) expense, net	26	(22)	98	310

Income (loss) before income tax expense (benefit)	(348)	(298)	11,226	6,326
Income tax expense (benefit)	(1,122)	(3,658)	2,793	(1,010)

Net income	$774	$3,360	$8,433	$7,336

Earnings per share:
Basic	$0.05	$0.21	$0.53	$0.47
Diluted	$0.05	$0.21	$0.53	$0.47

Shares used to compute earnings per share:
Basic	15,826	15,722	15,786	15,634
Diluted	15,826	15,722	15,786	15,653
Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the three and twelve months ended July 31, 2007 and 2006. In 2006, such information excludes a one-time charge to cost of sales as a result of the conversion from a cooperative to a public company in July 2005. This charge relates to the company’s use of net realizable value (NRV) accounting for certain inventories acquired prior to August 1, 2005. Starting August 1, 2005 Diamond began using the lower of cost or market method of valuing walnut inventories acquired subsequent to that date. As a result of using NRV accounting for certain inventories through July 31, 2005, these inventories were valued higher than they would have been under the lower of cost or market method. Therefore, the amount charged to cost of goods sold was higher as these inventories were sold. Diamond’s non-GAAP financial information excludes restructuring and other costs, the charge on the termination of its defined benefit administrative pension plan and certain discrete tax items.

	Non-GAAP Financial Information
	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands)	2007	2006	2007	2006

Net sales	$112,435	$107,190	$522,585	$477,205
Non-GAAP cost of sales	95,782	91,603	443,945	409,039

Non-GAAP gross margin	16,653	15,587	78,640	68,166

Operating expenses:
Selling, general and administrative	10,214	10,690	42,541	37,046
Advertising	4,818	1,691	20,445	17,977

Non-GAAP total operating expenses	15,032	12,381	62,986	55,023

Non-GAAP operating income	1,621	3,206	15,654	13,143
Interest expense, net	222	84	1,291	295
Other (income) expense, net	26	(22)	98	310

Non-GAAP income before income tax expense	$1,373	$3,144	$14,265	$12,538

Reconciliation of GAAP to non-GAAP financial information:

	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands, except per share amounts)	2007	2006	2007	2006

GAAP income (loss) before income tax expense (benefit)	$(348)	$(298)	$11,226	$6,326

Adjustment to remove one-time impact of accounting for certain inventories on NRV basis	—	—	—	2,770
Adjustments to remove restructuring and other costs and loss on termination of defined benefit plan	1,721	3,442	3,039	3,442

Non-GAAP income before income tax expense	1,373	3,144	14,265	12,538

GAAP income tax expense (benefit)	(1,122)	(3,658)	2,793	(1,010)

Adjustment for tax effects of Non-GAAP adjustments	654	1,446	1,155	2,609
Adjustment for effects of discrete tax items	987	3,533	1,470	3,667

Non-GAAP income tax expense	519	1,321	5,418	5,266

Non-GAAP net income	$854	$1,823	$8,847	$7,272

Non-GAAP EPS-diluted	$0.05	$0.12	$0.56	$0.46

Shares used in computing Non-GAAP EPS-diluted	15,826	15,722	15,786	15,653

	Year ended July 31,
			Guidance 2008
(in thousands)	2007	2006	Low end	High end

Income from operations	$12,615	$6,931	$22,100	$24,700
Stock-based compensation expense	5,859	3,992	6,800	6,800
Depreciation and amortization	7,561	5,532	7,000	7,000
Restructuring and other costs, net	(15)	3,442	—	—
Loss on termination of defined benefit plan	3,054	—	—	—
Cost of sales – NRV amount	—	2,770	—	—

Non-GAAP EBITDA	$29,074	$22,667	$35,900	$38,500

     2008 stock-based compensation represents the mid-point of guidance.

About Diamond’s non-GAAP Financial Measures. This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they exclude amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
•	A one-time charge in connection with its conversion. As an agricultural cooperative association, Diamond was required to use net realizable value (NRV) accounting for certain inventories; as a for-profit corporation Diamond is required to use the lower of cost or market method to value all inventories. As a result of using NRV accounting, certain inventories were valued higher than they would have been under the lower of cost or market method. Therefore, as these inventories were sold, the amount charged to cost of goods sold was higher. Diamond excluded this charge because it is non-recurring and is not indicative of ongoing operations.

•	Restructuring and other costs which are principally related to the closure of Diamond’s Lemont facility and the costs incurred to consolidate operations in its Fisher’s facility, a gain on the sale of the Lemont facility, the estimated costs of terminating certain contracts and certain non-recurring professional service fees. Diamond’s management believes it is useful to investors to exclude these amounts since they are non-recurring in nature and are not reflective of the operating results of Diamond on an on-going basis.

•	Amounts associated with terminating its pension plan for administrative employees due to its non-recurring nature.

•	Income tax benefits from tax credits related to prior years and certain other discrete tax items since they are non-recurring in nature.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Note regarding forward-looking statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to Diamond’s business outlook and financial guidance. Our forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause our actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages, delayed crop harvests, and/or price increases could hurt our profitability. (3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Our growth depends on penetrating new distribution channels and expanding distribution in existing channels. (6) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (7) Acquisitions entail significant risks, including integration of acquired operations, diversion of management attention, risks of entering new markets and potential loss of key employees of acquired organizations. (8) Our international business exposes us to special risks, including trade restrictions, regulatory developments, currency rate fluctuations, and supply disruptions. (9) We expect costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these and other risks that affect our business is contained in our SEC filings, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations at 415-445-7430 or by clicking on Investor Relations on Diamond’s website at http://www.diamondfoods.com/. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond and Emerald brands.
Contacts:

Investors:	Media:
Bob Philipps	Vicki Zeigler
VP, Treasury & Investor Relations	Public Relations Manager
415.445.7426	209.932.5639
bphilipps@diamondfoods.com	vzeigler@diamondfoods.com
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